SALIENT MIDSTREAM & MLP FUND

(the “Fund”)

PROXY VOTING POLICIES AND PROCEDURES

I.	Statement of Principle

The Fund seeks to assure that proxies received by the Fund are voted in the best interest of the Fund’s stockholders and have accordingly adopted these procedures.

II.	Delegation of Proxy Voting/Adoption of Advisor and Sub-Advisor Policies

Except as provided in Section III below, the Fund delegates the authority to vote proxies related to portfolio securities to Salient Capital Advisors, LLC, (the “Advisor”), as investment advisor to the Fund. For each portion of the Fund’s portfolio managed by a sub-advisor retained to provide day-to-day portfolio management for that portion of the Fund’s portfolio (each, a “Sub-Advisor”), the Advisor in turn may delegate its proxy voting authority to the Sub-Advisor responsible for that portion of the Fund’s portfolio. The Board of Trustees of the Fund adopts the proxy voting policies and procedures of the Advisor and Sub-Advisors as the proxy voting policies and procedures that will be used by the respective entity when exercising voting authority on behalf of the Fund. These policies and procedures are attached hereto.

III.	Consent in the Event of a Conflict of Interest

If for a particular proxy vote the Advisor or Sub-Advisor seeks the Fund’s consent to vote because of a conflict of interest or for other reasons, any two independent Trustees of the Fund may provide the Fund’s consent to vote.

IV.	Annual Review of Proxy Voting Policies of Advisor and Sub-Advisors

The Board of Trustees of the Fund will review on an annual basis the proxy voting policies of the Advisor and Sub-Advisors applicable to the Fund.

Dated: April 12, 2012

SALIENT CAPITAL ADVISORS, LLC

PROXY VOTING POLICIES AND PROCEDURES

The following are proxy voting policies and procedures (“Policies and Procedures”) adopted by Salient Capital Advisors, LLC (“Salient Capital Advisors” or the “Adviser”), an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (“Advisers Act”), with respect to voting securities held by client portfolios. These Policies and Procedures are adopted to ensure compliance by Salient Capital Advisors with Rule 206(4)-6 under the Advisers Act and other applicable fiduciary obligations under rules and regulations of the SEC and interpretations of its staff. Salient Capital Advisors follows these Policies and Procedures for each of its clients as required under the Advisers Act and other applicable law, unless expressly directed by a client in writing to refrain from voting that client’s proxies. With respect to clients that are pooled investment vehicles (the “Funds”), Salient Capital Advisors follows both these Policies and Procedures and the proxy voting policies and procedures adopted by the Funds and their Boards of Trustees.

I.	Definitions

A. “Best interest of clients”. In the view of Salient Capital Advisors, this means clients’ best economic interest over the long term — that is, the common interest that all clients share in seeing the value of a common investment increase over time. Clients may have differing political or social interests, but their best economic interest is generally uniform.

B. “Material conflict of interest”. Circumstances when Salient Capital Advisors, or any member of its senior management or any of its portfolio managers or portfolio analysts, knowingly does business with a particular proxy issuer or closely affiliated entity which may appear to create a material conflict between the interests of Salient Capital Advisors and the interests of its clients in how proxies of that issuer are voted.

II.	General Policy

Where Salient Capital Advisors is given responsibility for voting proxies, we must take reasonable steps under the circumstances to ensure that proxies are received and voted with a view to enhancing the value of the shares of stock held in client accounts.

The financial interest of our clients is the primary consideration in determining how proxies should be voted. In the case of social and political responsibility issues that in our view do not primarily involve financial considerations, the diversity of our clients means that we are unable to represent each such view in each instance. Thus, Salient Capital Advisors exercises its vote on these issues in what it believes to be the best economic interests of its clients. When making specific proxy decisions, Salient Capital Advisors adheres to the Glass Lewis & Co. Proxy Paper Guidelines and the Glass Lewis & Co. Investment Manager Guidelines. The guidelines set forth the positions of Salient Capital Advisors on recurring issues and criteria for addressing non-recurring proxy matters. The general voting policies of Salient Capital Advisors are described below.

III.	General Voting Policies

A. Client’s Best Interest. These Policies and Procedures are designed and implemented in a way that is reasonably expected to ensure that proxies are voted in the best interest of clients. Proxies will be voted with the aim of furthering the best economic interests of clients, promoting high levels of corporate governance and adequate disclosure of company policies, activities and returns, including fair and equal treatment of shareholders.

2	Exhibit G

B. Case-by-Case Basis. While these Policies and Procedures guide our decisions, each proxy vote is ultimately cast on a case-by-case basis, taking into consideration all relevant facts and circumstances at the time of the vote. Salient Capital Advisors may cast proxy votes in favor of management proposals or seek to change the views of management, considering specific issues as they arise on their merits. Salient Capital Advisors may also join with other investment managers in seeking to submit a shareholder proposal to a company or to oppose a proposal submitted by the company. Any such action is primarily based on grounds of fundamental share value.

C. Material Conflicts of Interest. Material conflicts are resolved in the best interest of clients. When a material conflict of interest between Salient Capital Advisors and its respective client(s) is identified, Salient Capital Advisors will choose among the procedures set forth below, to resolve such conflict.

D. Limitations. The circumstances under which Salient Capital Advisors may take a limited role in voting proxies, include the following.

1. No Responsibility. Salient Capital Advisors will not vote proxies for client accounts in which the client contract specifies that Salient Capital Advisors will not vote. Under such circumstances, the clients’ custodians (“Custodians”) are instructed to mail proxy material directly to such clients.

2. Limited Value. Salient Capital Advisors may abstain from voting a client proxy if the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant.

3. Unjustifiable Costs. Salient Capital Advisors may abstain from voting a client proxy for cost reasons.

4. Securities Lending Arrangements. If voting securities are part of a securities lending program, Salient Capital Advisors may be unable to vote while the securities are on loan.

5. Special Considerations. The responsibilities of Salient Capital Advisors for voting proxies are determined generally by its obligations under each advisory contract or similar document. If a client requests in writing that Salient Capital Advisors vote its proxy in a manner inconsistent with these Policies and Procedures, Salient Capital Advisors may request that the client vote the proxy directly.

E. Sources of Information. Salient Capital Advisors may conduct research internally and/or use the resources of an independent research consultant. Salient Capital Advisors may consider legislative materials, studies of corporate governance and other proxy voting issues, and/or analyses of shareholder and management proposals by a certain sector of companies, e.g. small cap companies.

F. Availability of Policies and Procedures. Salient Capital Advisors will provide clients with a copy of these Policies and Procedures, as revised from time to time, upon request.

G. Disclosure of Vote. As described in Part 2A of Salient Capital Advisors Form ADV, a client may obtain information on how its proxies were voted by requesting such information from Salient Capital Advisors. Salient Capital Advisors does not generally disclose client proxy votes to third parties, other than as required for the Funds, unless specifically requested, in writing, by the client.

3	Exhibit G

IV.	Proxy Voting Procedures

A. General

1. Accounts for Which Salient Capital Advisors Has Proxy Voting Responsibility

Salient Capital Advisors is generally responsible for voting proxies with respect to securities held in client accounts unless the investment management agreement explicitly states that Salient Capital Advisors will not vote proxies for the account. Salient Capital Advisors is not responsible for voting client securities which are not part of the managed account.

2. Adherence to Client Proxy Voting Policies

If a client has its own proxy voting policy, Salient Capital Advisors and the client will agree in writing on whether Salient Capital Advisors will vote in accordance with its own policy or whether the client will vote its own securities.

3. Disclosure of Proxy Voting Intentions

Salient Capital Advisors personnel should not discuss with members of the public how Salient Capital Advisors intends to vote on any particular proxy proposal. This does not restrict communications in the ordinary course of business with other clients for which Salient Capital Advisors votes proxies. Disclosure of Salient Capital Advisors’ proxy voting intentions – especially where done with the purpose or effect of influencing the management or control of a company – could trigger various restrictions under the federal securities laws, including under the proxy solicitation, beneficial ownership and short-swing profit liability provisions of the Securities Exchange Act of 1934, as amended. In the event that Salient Capital Advisors wishes to discuss its voting intentions outside the firm, Salient Capital Advisors should consult with its counsel before any such discussions.

B. Operational Procedures

1. Role of the Proxy Administrator

Once a client account is established and the proxy voting responsibility is determined, the Proxy Administrator (“PA”), is responsible for receiving and processing proxies for securities held in the portfolios of our clients and ensuring that votes are cast. In most instances, Salient Capital Advisors engages a third-party service provider, Broadridge, as its Proxy Administrator. The PA is responsible for ensuring that the registered owners of record, e.g. the client, trustee or custodian bank, that receive proxy materials from the issuer or its information agent, forward proxy materials to the PA. Proxies may also be delivered electronically through a proxy service. The PA logs in any proxy materials received, matches them to the securities to be voted and confirms that the correct amount of shares, as of the record date, is reflected on the proxy. Once the proxy statement is logged in, the PA gives it to a research analyst (“Analyst”) for consideration.

The PA also compiles and maintains information, for each client for which Salient Capital Advisors votes proxies, showing the issuer’s name, meeting date and manner in which it voted on each proxy proposal. The PA is also responsible for monitoring compliance with client proxy voting policies. A copy of each proxy statement is kept.

4	Exhibit G

2. Material Conflicts of Interest

a. Salient Capital Advisors will take steps to identify the existence of any material conflicts of interest relating to the securities to be voted or the issue at hand. Senior management, portfolio managers and Analysts of Salient Capital Advisors are expected to disclose to the PA any personal conflicts such as officer or Trustee positions held by them, their spouses or close relatives in the portfolio company. Conflicts based on business relationships or dealings of affiliates of Salient Capital Advisors will only be considered to the extent that the Salient Capital Advisors has actual knowledge of such business relationships.

b. When a material conflict of interest between Salient Capital Advisors’ interests and its clients’ interests appears to exist, Salient Capital Advisors may choose among the following options to eliminate such conflict: (1) vote in accordance with these Policies and Procedures if it involves little or no discretion; (2) vote as recommended by a third-party service if Salient Capital Advisors utilizes such a service; (3) “echo vote” or “mirror vote” the proxies in the same proportion as the votes of other proxy holders that are not clients of Salient Capital Advisors; (4) if possible, erect information barriers around the person or persons making voting decisions sufficient to insulate the decision from the conflict; (5) if practical, notify affected clients of the conflict of interest and seek a waiver of the conflict; or (6) if agreed upon in writing with the client, forward the proxies to affected clients allowing them to vote their own proxies.

3. Role of the Research Analysts

In most instances, Salient Capital Advisors uses Broadridge for research and analysis in voting proxies. The PA ensures that each proxy statement is directed to the Analyst responsible for following the particular security or industry. The Analysts are responsible for considering the substantive issues relating to any vote, deciding how the shares will be voted, and instructing the PA how to vote the proxies. In determining how to vote a given proxy, Analysts will adhere to the Glass Lewis & Co. Proxy Paper Guidelines and the Glass Lewis & Co. Investment Manager Guidelines. Analysts are responsible for documenting the rationale for any vote recommendation.

4. Role of the Third-Party Service Provider(s)

Salient Capital Advisors engages Broadridge to research, analyze and vote proxies on behalf of the Adviser as well as provide recordkeeping services.

V.	Documentation, Recordkeeping and Reporting Requirements

A. Documentation. The Adviser and/or PA is responsible for:

1. implementing and updating these Policies and Procedures;

2. overseeing the proxy voting process;

3. consulting with Analysts for the relevant portfolio security; and

4. maintaining proxy voting records.

B. Recordkeeping.

1. Salient Capital Advisors will maintain records of all proxies voted.

5	Exhibit G

2. As required by Rule 204-2(c), such records will include: (a) a copy of the Policies and Procedures; (b) a copy of any document created by Salient Capital Advisors that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision; and (c) each written client request for proxy voting records and Salient Capital Advisors’ written response to any (written or oral) client request for such records.

3. Salient Capital Advisors will maintain its own proxy statements and record of votes cast. As permitted by Rule 204-2(c), in most instances, proxy statements and the record of each vote cast by each client account will be maintained by Broadridge. Salient Capital Advisors has obtained an undertaking from Broadridge to provide Salient Capital Advisors copies of proxy voting records and other documents promptly upon request. Salient Capital Advisors or Broadridge may rely on the SEC’s EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (e.g., large U.S.-based issuers).

4. Duration. Proxy voting books and records will be maintained in an easily accessible place for a period of five years, the first two in Salient Capital Advisors’ office.

C. Reporting. Salient Capital Advisors will initially inform clients of these Policies and Procedures and how a client may learn of the voting record for client’s securities through summary disclosure in Part 2A of Salient Capital Advisors’ Form ADV. Upon receipt of a client’s request for more information, Salient Capital Advisors will provide to the client a copy of these Policies and Procedures and/or, in accordance with the client’s stated requirements, how the client’s proxies were voted during the period requested subsequent to the adoption of these Policies and Procedures. Such periodic reports, other than those required for the Funds, will not be made available to third parties absent the express written request of the client.

Review of Policies and Procedures. These Policies and Procedures will be subject to period review as deemed appropriate by Salient Capital Advisors.

VI.	Specific Voting Policies

When making specific proxy decisions, Salient Capital Advisors adheres to the Glass Lewis & Co. Proxy Paper Guidelines and the Glass Lewis & Co. Investment Manager Guidelines. Salient Capital Advisors’ current policies with respect to a number of common issues are briefly summarized as follows:

•	The Adviser generally votes against proposals to classify the board and for proposals to repeal classified boards and to elect directors annually.

•	The Adviser generally votes against proposals to ratify a poison pill and for proposals that ask a company to submit its poison pill for shareholder ratification.

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The Adviser generally votes against proposals to require a supermajority shareholder vote to approve charter and bylaw amendments and for proposals to lower such supermajority shareholder vote requirements.

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The Adviser generally votes for management proposals to increase the number of shares of common stock authorized for issue provided management demonstrated a satisfactory reason for the potential issuance of the additionally authorized shares.

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The Adviser generally votes for proposals to increase common share authorization for a stock split provided management demonstrates a reasonable basis for the split and for proposals to implement a reverse stock split provided management demonstrates a reasonable basis for the reverse split.

6	Exhibit G

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Absent special circumstances (e.g., actions taken in the context of a hostile takeover attempt) indicating an abusive purpose, the Adviser, on a case-by-case basis, votes for proposals that would authorize the creation of new classes of preferred stock with unspecified voting, conversion, dividend and distribution, and other rights.

•	Proposals to change a company’s state of incorporation area examined on a case-by-case basis.

•	The Adviser, on a case-by-case basis, votes on mergers and acquisitions taking into account at least the following:

•	anticipated financial and operating benefits;

•	offer price (cost vs. premium);

•	prospects of the combined companies,

•	how the deal was negotiated; and

•	changes in corporate governance and their impact on shareholder rights.

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The Adviser generally does not support shareholder social and environmental proposals, and may vote such matters, on a case-by-case basis, where the proposal enhances the long-term value of the shareholder and does not diminish the return on investment.

Dated: December 5, 2014

7	Exhibit G